  Exhibit 10.1

AMENDMENT No. 1 TO
EXCLUSIVE LICENSE AGREEMENT
(BIAKOS Antimicrobial Skin/Wound Cleanser and Gel)

This Amendment No. 1 (this (“Amendment”) to Exclusive License Agreement, dated July 7, 2019, by and between Rochal Industries, LLC, a Texas limited liability company, having its principal place of business at 12000 Network Blvd, B-200, San Antonio, TX 78249 (“Licensor”), and Sanara MedTech Inc., a Texas corporation having its principal place of business at 1200 Summit Ave, Suite 414, Fort Worth, TX 76102 (“Licensee”) (the “BIAKOS License Agreement”), is made and entered into as of May 4, 2020 (the “Effective Date”).

WHEREAS, Licensor and Licensee wish to enter into a license agreement with respect to specified Atterase Debrider Patents and Products; and

WHEREAS. it is a condition to the parties’ entering into such Atterase Debrider license agreement that the BIAKOS License Agreement be amended as set forth in this Amendment No. 1;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. Capitalized terms used in Sections 1.10 and 5.2 of the BIAKOS License Agreement shall have the meanings given to such terms in the original BIAKOS License Agreement, except as otherwise modified in this Amendment No. 1.

2. Section 1.10 of the BIAKOS License Agreement is amended and restated in its entirety as follows:

1.10 “Capital Raise” means (i) the sale for cash in one or more transactions by Licensee of its Stock or assets that provides gross sales proceeds aggregating at least $10,000,000 or (ii) a sale of the Company to a third party by way of merger, consolidation or sale of its capital stock or assets.

3. Section 5.2 of the BIAKOS License Agreement is amended and restated in its entirety as follows:

5.2 Post Capital Raise Payment. As additional consideration for the granting of the License and upon the completion of the Capital Raise on or before December 31, 2022, Licensee shall pay Licensor, at the time of such funding of the requisite sale of Stock or assets or prior to the consummation of the sale of the Company, Seven-Hundred Fifty Thousand Dollars ($750,000) (the “Post Capital Raise Payment”). Licensee may pay the Post Capital Raise Payment as determined in its sole option in either (i) cash; (ii) Stock; or (iii) a combination of cash and Stock. The number of shares of Stock, if any, conveyed to Licensor shall be determined by dividing the amount of the Post Capital Raise Payment payable in Stock by the sale price of the Stock at the time of the closing of the Capital Raise. If the Capital Raise is not successfully consummated on or before

December 31, 2022, then Licensee shall not be required to make the Post Capital Raise Payment to Licensor.

4. Except as specifically modified by this Amendment No. 1, all other terms and provisions of the BIAKOS License Agreement are intended to and shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Licensor and Licensee have executed this Amendment No. 1 to be effective as of the Effective Date.

ROCHAL INDUSTRIES, LLC, as Licensor
By	Rebecca E. McMahon, President

SANARA MEDTECH INC., as Licensee
By
J. Michael Carmena, Vice Chairman

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